UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): September 16, 2010

NOBEL LEARNING COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, Suite 200 West Chester, PA	19382
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

Not Applicable

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On September 16, 2010, the Board of Directors (the “Board”) of Nobel Learning Communities, Inc. (the “Company”) approved certain compensatory arrangements with respect to its named executive officers: George H. Bernstein (Chief Executive Officer), Thomas Frank (Senior Vice President and Chief Financial Officer), Patricia B. Miller (Senior Vice President and Chief Operating Officer), G. Lee Bohs (Senior Vice President—Corporate Development), Dr. Susan W. Race (Senior Vice President and Chief Academic Officer) and Jeanne Marie Welsko (Senior Vice President—Human Resources).

Fiscal Year 2010 Incentive Compensation

The Board, upon the recommendation of the Compensation Committee, reviewed the performance of the Company against the targets set by the Board in the beginning of its fiscal year ended July 3, 2010. Following this review, the Board approved the payment of bonuses given the achieved bonus targets and the grant of stock options under the Company’s 2010 annual incentive compensation plan and Long Term Incentive Compensation Plan, respectively, to each of the named executive officers as follows:

Named Executive Officer	2010 Non-Equity Incentive Bonus	2010 Restricted Stock Award (1) (2)	2010 Option Award (1) (3)
George H. Bernstein	$55,048.88	3,500	42,000
Thomas Frank	$19,038.35	2,200	27,000
G. Lee Bohs	$18,079.05	2,200	21,000
Patricia B. Miller	$17,009.07	2,200	21,000
Dr. Susan W. Race	$11,880.52	1,900	26,000
Jeanne Marie Welsko	$11,511.56	1,900	10,000

(1)	The grant date for the awards is the third trading day after the date on which the Company announces the results of its operations for fiscal 2010, which were announced on September 16, 2010. Therefore, the grant date will be September 21, 2010.
(2)	All 2010 restricted stock awards will vest on the third anniversary of the date of grant.
(3)	Dr. Race received options to purchase 21,000 shares of common stock under the Long Term Incentive Compensation Plan and options to purchase 5,000 shares of common stock in connection with her promotion to Chief Academic Officer. All 2010 stock option awards will vest in three equal annual installments beginning on the first anniversary of the date of grant, with an exercise price equal to the average of the highest and lowest selling prices of our common stock on The Nasdaq Stock Market LLC on the day prior to the date of grant.

Fiscal Year 2011 Compensation Program

Upon the recommendation of the Compensation Committee, the Board approved certain components of the 2011 Compensation Program, including base salary, non-equity incentive compensation and deferred compensation awards. Pursuant to the 2011 Compensation Program components approved by the Board, the Company’s named executive offices will receive the following compensation:

(a) annual base salaries for the named executive officers for fiscal 2011 remain the same as fiscal 2010 base salaries, except that the annual base salary for Dr. Susan Race has been increased to $190,000 in connection with her promotion to Chief Academic Officer;

(b) non-equity incentive compensation targets for fiscal 2011 equal to the percentage of base salary set forth in the table below. Our named executive officers will be eligible to receive all or a portion of their respective non-equity incentive compensation based on the Company’s fiscal 2011 performance as measured by revenue and earnings per share; and

(c) a Company contribution of 15% of cash compensation to the named executive officers’ deferred compensation accounts. The named executive officers will fully vest in this contribution after the named executive officers have participated in the deferred compensation program for five years.

Named Executive Officer	2011 Target Non-Equity Incentive Compensation (% of 2011 Base Salary)
George H. Bernstein	100%
Thomas Frank	50%
G. Lee Bohs	50%
Patricia B. Miller	50%
Dr. Susan W. Race	50%
Jeanne Marie Welsko	50%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBEL LEARNING COMMUNITIES, INC.

Date: September 22, 2010	By:	/s/ George H. Bernstein
		Name:	George H. Bernstein
		Title:	Chief Executive Officer